TLC VISION CORPORATION
OFFER TO PURCHASE FOR CASH
UP TO 20,000,000 COMMON SHARES
AT A PURCHASE PRICE BETWEEN US$5.75 AND US$6.25 PER SHARE
May 18, 2007
To Participants in the TLC Vision Corporation 2004 Employee Share Purchase Plan and 1997 Share Purchase Plan for Canadian Employees:
Enclosed for your consideration is an offer to purchase, dated May 11, 2007, in connection with a tender offer being conducted by TLC Vision Corporation. TLC is offering to purchase for cash up to 20,000,000 of its common shares from its shareholders. The tender offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase. TLC is inviting shareholders to tender shares at a price between US$5.75 and US$6.25 per share (the “purchase price”), without interest, upon the terms and subject to the conditions of the tender offer.
The TLC Vision Corporation 2004 Employee Share Purchase Plan and 1997 Share Purchase Plan for Canadian Employees (collectively, the “Plan”) hold TLC common shares on behalf of participants in the Plan. The custodian of the Plan, The Bank of New York, is the owner of record of all TLC common shares held by the Plan. As such, the Plan custodian is the only one who can tender shares held by the Plan. The Plan custodian will tender shares held by the Plan only if and to the extent it is directed by Plan participants.
Participants in the Plan who hold TLC common shares in their Plan accounts may participate in the tender offer by giving directions to the Plan custodian. To participate in the tender offer, you must direct the Plan custodian by completing and returning the attached instruction form. You must complete this form by specifying the number of TLC common shares you hold in the Plan you wish to tender and the share price at which you wish to have the TLC common shares purchased. If you select a Purchase Price Tender or you fail to specify a purchase price, you will be deemed to have selected a purchase price of US$5.75.
TO PARTICIPATE IN THE TENDER OFFER YOU MUST COMPLETE THIS FORM AND IT MUST BE RECEIVED BY THE BANK OF NEW YORK AT THE ADDRESS LISTED BELOW BY 5:00 P.M., EASTERN TIME, ON JUNE 20, 2007.
The purchase of shares by TLC is subject to proration if the number of common shares properly tendered and not withdrawn by shareholders exceeds 20 million shares. In such an event, common shares tendered by the Plan custodian but not purchased will be returned to your account.
Please complete and return this form to instruct the Plan custodian as to whether you wish the custodian to tender any or all of the TLC common shares you hold in the Plan on the terms and subject to the conditions of the tender offer and at what price you wish to tender these shares.
We call your attention to the following:
1.	The purchase price is between US$5.75 and US$6.25 per share at your selection at US$0.05 intervals, net to you in cash, without interest.

2.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in Section 4 of the offer to purchase.

3.	The Bank of New York must receive this form by 5:00 p.m., Eastern time, on June 20, 2007, if you wish to participate in the tender offer.

4.	The tender offer is for up to 20,000,000 shares, constituting approximately 29% of TLC’s shares outstanding as of May 4, 2007.

5.	The board of directors of TLC has approved the tender offer. However, neither TLC nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares.

Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender.
If you wish to have the Plan custodian tender any or all of the TLC common shares you hold in the Plan, please so instruct by completing, executing, detaching and returning to us the attached instruction form.
The tender offer is being made solely under the offer to purchase and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
For questions on completing the attached instruction form and participating in the tender offer, please contact Brian Andrew or Trish Munsell at (636) 534-2300.
Please return your completed instruction form to The Bank of New York at the following address (or facsimile number):
By Mail, Hand or Courier:
The Bank of New York
1845 Maxwell
Suite 101
Troy, Michigan 48084
Attention: Susan Burke
By Facsimile:
(732) 667-9090
Attention: TLC Vision Tender Offer

INSTRUCTION FORM FOR PARTICIPANTS IN THE
TLC VISION CORPORATION 2004 EMPLOYEE SHARE PURCHASE PLAN
[AND 1997 EMPLOYEE SHARE PURCHASE PLAN FOR CANADIAN EMPLOYEES]
WITH RESPECT TO
TLC VISION CORPORATION’S
OFFER TO PURCHASE FOR CASH UP TO 20,000,000 COMMON SHARES
AT A PURCHASE PRICE OF BETWEEN US$5.75 AND US$6.25 PER SHARE
The undersigned acknowledge(s) receipt of the enclosed offer to purchase dated May 11, 2007 of TLC Vision Corporation, a New Brunswick corporation, which, as may be amended and supplemented from time to time, constitutes the tender offer in connection with the offer by TLC to purchase up to 20,000,000 common shares at a price, without interest, of between US$5.75 and US$6.25 per share (the “purchase price”), upon the terms and subject to the conditions of the tender offer.
The undersigned hereby instructs the custodian of the TLC Vision Corporation 2004 Employee Share Purchase Plan and 1997 Share Purchase Plan for Canadian Employees (collectively, the “Plan”) to tender to TLC the number of TLC common shares the undersigned holds in his or her account in the Plan indicated below or, if no number is indicated, 100% of such shares, for the account of the undersigned, at a price per share indicated in Box B below if the undersigned has selected an Auction Tender in Box A or, if no price is indicated or if the undersigned has selected a Purchase Price Tender in Box A, at US$5.75, under the terms and subject to the conditions of the tender offer.
Number of shares to be tendered by you:
_______________________*

*	IF YOU WISH TO TENDER ALL OF YOUR SHARES YOU MAY DESIGNATE “ALL” AS THE NUMBER TO BE TENDERED.

BOX A TYPE OF TENDER

Check only one box. Failure to complete Box A will result in you being deemed to have elected a Purchase Price Tender.
Shares are being deposited hereby pursuant to:

☐ An Auction Tender (Please complete Box B)		☐ A Purchase Price Tender

BOX B AUCTION TENDER PRICE (IN U.S. DOLLARS) PER SHARE AT WHICH SHARES ARE TO BE DEPOSITED.

This box MUST be completed if Shares are being deposited pursuant to an Auction Tender. Failure to complete Box B will result in you being deemed to have elected a Purchase Price Tender.

Check the appropriate box to indicate the Auction Tender Price.

☐ US$5.75 ☐ US$5.80 ☐ US$5.85 ☐ US$5.90 ☐ US$5.95 ☐ US$6.00 ☐ US$6.05 ☐ US$6.10 ☐ US$6.15 ☐ US$6.20 ☐ US$6.25	CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, YOUR ELECTION WILL BE REJECTED.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING PARTICIPANT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.
YOUR SIGNATURE IS REQUIRED TO EVIDENCE YOUR ACCEPTANCE OF THE OFFER. UNSIGNED
DOCUMENTS WILL BE REJECTED.
SIGNATURE BOX
Signature (s)

Dated  , 2007
Name(s) and address(es)

(Please Print)
Area code and telephone number
Taxpayer Identification or Social Security Number
Please return this completed instruction form to The Bank of New York at the following address (or facsimile number):
By Mail, Hand or Courier:
The Bank of New York
1845 Maxwell
Suite 101
Troy, Michigan 48084
Attention: Susan Burke
By Facsimile:
(732) 667-9090
Attention: TLC Vision Tender Offer